Exhibit 10.3

STOCK ESCROW AGREEMENT

STOCK ESCROW AGREEMENT, dated as of April 12, 2018 (“Agreement”), by and among PURE ACQUISITION CORP., a Delaware corporation (“Company”), HIGHPEAK PURE ACQUISITION, LLC., a Delaware limited liability company (the “Sponsor”), the other parties hereto named on Exhibit A attached hereto (together with Sponsor and any permitted transferee of the Sponsor or such other parties after the date hereof in accordance with the terms hereof being referred to individually as an “Initial Stockholder or collectively as the “Initial Stockholders”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (“Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated April 12, 2018 (“Underwriting Agreement”), with Oppenheimer & Co. and EarlyBirdCapital, Inc. (the “Representatives”) acting as representatives of the several underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 36,000,000 units (“Units”) of the Company, plus an additional 5,400,000 Units if the Representatives exercise the over-allotment option in full. Each Unit consists of one share of the Company’s Class A common stock, par value $.0001 per share (“Common Stock”), and one half of one Warrant, each whole Warrant to purchase one share of Class A Common Stock, in the Company’s initial public offering (the “IPO”), all as more fully described in the Company’s final Prospectus, dated April 12, 2018 (“Prospectus”) comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-223845) under the Securities Act of 1933, as amended (“Registration Statement”), declared effective on April 12, 2018 (“Effective Date”).

WHEREAS, the Initial Stockholders have agreed as a condition of the sale of the Units to deposit its 10,350,000 shares (the “Escrow Shares”) of Class B Common Stock of the Company, up to 1,350,000 of which shares will be forfeited by the Sponsor if the Underwriters’ over-allotment option in connection with the IPO is not exercised in full, in escrow as hereinafter provided.

WHEREAS, the Company and the Initial Stockholders desire the Escrow Agent to accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1. Escrow Agent. The Company and the Initial Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Shares. On or before the Effective Date, the Initial Stockholders shall have delivered to the Escrow Agent certificates representing the Initial Stockholders’ shares, to be held and disbursed subject to the terms and conditions of this Agreement. The Initial Stockholders acknowledge the certificates representing the Initial Stockholders’ shares are legended to reflect the deposit of such shares under this Agreement.

3. Disbursement of the Escrow Shares.

3.1 If the Underwriters do not exercise in full their over-allotment option to purchase up to an additional 5,400,000 Units of the Company within 45 days of the date of the Prospectus (as described in the Underwriting Agreement), the Sponsor agrees the Escrow Agent shall return to the Company for cancellation, at no cost, a number of Escrow Shares determined by multiplying 1,350,000 by a fraction, (i) the numerator of which is 5,400,000 minus the number of shares of Common Stock, if any, purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 5,400,000. The Company shall promptly provide notice to the Escrow Agent of the expiration or termination of the Underwriters’ over-allotment option and the number of Units, if any, purchased by the Underwriters in connection with their exercise thereof.

3.2 Except as otherwise set forth herein, the Escrow Agent shall hold the Escrow Shares until (i) with respect to 50% of the Escrow Shares (or, if any Escrow Shares are cancelled pursuant to Section 3.1 hereof, 50% of the remaining Escrow Shares after giving effect to such cancellation), on the earlier of (x) one year after the date of the consummation of the Company’s initial merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (“Business Combination”), and (y) the date on which the closing price of the Company’s Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination and (ii) with respect to the remaining Escrow Shares, one year after the date of the consummation of an initial Business Combination (the “Escrow Period”). The Company shall promptly provide notice of the consummation of a Business Combination to the Escrow Agent. Upon completion of the Escrow Period, the Escrow Agent shall disburse such amount of each Initial Stockholder’s Escrow Shares (and any applicable share power) to such Initial Stockholder; provided, however, if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated because it failed to consummate a Business Combination within the time period specified in the Prospectus, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Shares; provided further, however, if, within one year after the Company consummates a Business Combination, the Company (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of a notice executed by the Chairman of the Board, Chief Executive Officer or other authorized officer of the Company, in form reasonably acceptable to the Escrow Agent, certifying such transaction is then being consummated or such conditions have been achieved, as applicable, release the Escrow Shares to the Initial Stockholders. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 3.

4. Rights of Initial Stockholders in Escrow Shares.

4.1 Voting Rights as a Stockholder. Subject to the terms of the Insider Letters described in Section 4.4 hereof and except as herein provided, the Initial Stockholders shall retain all of their rights as stockholders of the Company as long as any shares are held in escrow pursuant to this Agreement, including, without limitation, the right to vote such shares.

4.2 Dividends and Other Distributions in Respect of the Escrow Shares. For as long as any shares are held in escrow pursuant to this Agreement, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3 Restrictions on Transfer. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares by the holder thereof except (i) to the Sponsor’s or the Company’s officers, directors, consultants or their affiliates, (ii) to such holder’s members upon such holder’s liquidation, in each case if the holder is an entity, (iii) in the case of an individual, by bona fide gift to a member of the applicable holder’s immediate family or to a trust, the beneficiary of which is such holder or a member of such holder’s immediate family for estate planning purposes, (iv) in the case of an individual, by virtue of the laws of descent and distribution upon death, (v) in the case of an individual, pursuant to a qualified domestic relations order, (vi) to the Company for no value for cancellation in connection with the consummation of a Business Combination or (vii) in connection with the consummation of an initial Business Combination, by private sales of the Escrow Shares at prices no greater than the price at which the Escrow Shares were originally purchased; provided, however, except for clause (vi) or with the Company’s prior written consent, such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter signed by the Sponsor.

4.4 Insider Letter. The Initial Stockholders have executed a letter agreement with the Company and the Representatives, dated as indicated on Exhibit A hereto, the form of which is filed as an exhibit to the Registration Statement (“Insider Letter”), respecting the rights and obligations of the Initial Stockholders in certain events, including, but not limited to, the liquidation of the Company and certain voting obligations in respect of the Escrow Shares.

5. Concerning the Escrow Agent.

5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2 Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all reasonable expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4 Further Assurances. From time to time on and after the date hereof, the Company and the Initial Stockholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company and approved by the Representatives, which approval will not be unreasonably withheld, conditioned or delayed, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate in the State of New York.

5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence, fraud or willful misconduct.

5.8 Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Escrow Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such personal jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

6.2 Third Party Beneficiaries. The Initial Stockholders hereby acknowledge the Underwriters are third party beneficiaries of this Agreement.

6.3 Entire Agreement. This Agreement and each Insider Letter contain the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged.

6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally, by email transmission, or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, four business days after the date of mailing, as follows:

If to the Company, to:

Pure Acquisition Corp.

421 W. 3rd Street, Suite 1000

Fort Worth, Texas 76102

Attn: Chief Financial Officer

Email: stholen@highpeakenergy.com

with a copy to:

Thompson & Knight, LLP

One Arts Plaza

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attn: Amy Curtis, Esq.

Email: amy.curtis@tklaw.com

If to any of the Initial Stockholders, to its address set forth in Exhibit A.

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company

1 State Street Plaza

New York, New York 10004

Attn: Steven Nelson and Sharmin Carter

Email: scarter@continentalstock.com

A copy of any notice sent hereunder shall be sent to:

Oppenheimer & Co.

85 Broad Street, 23rd Floor

New York, New York 10004

Attn: Richard Mandery

Email: richard.mandery@opco.com

EarlyBirdCapital, Inc.

366 Madison Avenue, 8th Floor

New York, New York 10017

Attn: Steven Levine

Email: slevine@elocap.com

with a copy to:

Greenberg Traurig, LLP

Met Life Building

200 Park Avenue

New York, New York 10166

Attn: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7 Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period specified in the Prospectus.

6.8 Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

[Signature Page Follows]

WITNESS the execution of this Agreement as of the date first above written.

PURE ACQUISITION CORP.

By:	/s/ Steven W. Tholen
Name: Steven W. Tholen Chief Financial Officer

SPONSOR:

HIGHPEAK PURE ACQUISITION, LLC

By:	/s/ Jack Hightower
Name: Jack Hightower
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Henry Farrell
Name: Henry Farrell
Title: Vice President

/s/ Sylvia K. Barnes Sylvia K. Barnes

/s/ M. Gregory Colvin M. Gregory Colvin

/s/ Jared S. Sturdivant Jared S. Sturdivant

Signature Page to Stock Escrow Agreement

EXHIBIT A

Name and Address	Number of Shares	Date of Insider Letter
HighPeak Pure Acquisition, LLC 421 W. 3rd Street, Suite 1000 Fort Worth, Texas 76102 Email: jhightower@highpeak.com	10,206,000	April 12, 2018

Sylvia K. Barnes c/o Pure Acquisition Corp. 421 W. 3rd Street, Suite 1000 Fort Worth, Texas 76102 Email: sylvia@tandaresourcesllc.com	48,000	April 12, 2018

M. Gregory Colvin c/o Pure Acquisition Corp. 421 W. 3rd Street, Suite 1000 Fort Worth, Texas 76102 Email: greg@colvinllc.com	48,000	April 12, 2018

Jared S. Sturdivant c/o Pure Acquisition Corp. 421 W. 3rd Street, Suite 1000 Fort Worth, Texas 76102 Email: jared@platformgrouplp.com	48,000	April 12, 2018